UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2010

STERIS Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14643	34-1482024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

STERIS Corporation (the “Company”) and Dr. Peter A. Burke, Senior Vice President and Chief Technology Officer of the Company, have entered into an executive retention agreement, dated as of April 1, 2010 (the “ Agreement”). Under the terms of the Agreement, Dr. Burke will continue to receive his base salary at the rate in effect for the 2010 fiscal year, with subsequent increases as determined by the Company’s chief executive officer and board of directors, and will remain eligible to participate in the Company’s Incentive Compensation Plan, as well as the Company’s equity compensation plans, as may be in effect from time to time.

Dr. Burke’s employment with the Company is at will and the Agreement will expire by its terms on March 31, 2014 or the date his employment with the Company terminates, whichever is earlier. If Dr. Burke’s employment is terminated prior to March 31, 2013 by the Company without cause or by Dr. Burke with good reason, the Company will continue to pay his base salary and provide medical and dental benefits from the date of such termination to March 31, 2013, or for twelve months, whichever is greater. If Dr. Burke has remained in the continuous employment of the Company through March 31, 2013 and is thereafter terminated prior to March 31, 2014 by the Company without cause or by Dr. Burke with good reason, the Company will continue to pay his base salary and provide medical and dental benefits for twelve months following the date of such termination. If Dr. Burke’s employment is terminated by the Company without cause or by Dr. Burke with good reason prior to March 31, 2014, he will also receive the one-time bonus, if any, that he would have received for the fiscal year of termination, prorated to the date of termination.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

ITEM 8.01.	Other Events.

On April 20, 2010, the Company issued a press release announcing that it has reached an agreement with the U.S. Food and Drug Administration (the “FDA”) on a consent decree regarding its SYSTEM 1® liquid chemical sterilization system (“SYSTEM 1®”) including a plan (the “Transition Plan”) to assist SYSTEM 1® Customers in the United States.

The consent decree is subject to approval by the U.S. District Court for the Northern District of Ohio (the “Court”). In general, the decree addresses regulatory matters regarding SYSTEM 1, prohibits the sale of liquid chemical sterilization or disinfection products that do not have FDA clearance, formalizes the Transition Plan and related rebate program and continued support of SYSTEM 1 Customers during the transition, and describes various process and compliance matters. The Transition Plan provides for STERIS’s continued support of SYSTEM 1 Customers in the U.S., including the sale of consumables, parts and service, and accessories through August 2, 2011 for those SYSTEM 1 Customers who document their need for continued support. The rebate option portion of the Transition Plan will generally provide U.S. Customers that purchased SYSTEM 1® processors directly from the Company or who are current users of SYSTEM 1 the option of either a pro-rated cash rebate or a trade-in allowance toward the purchase of new STERIS capital equipment or consumable products. In addition, the Company will provide certain credits for SYSTEM 1 consumables within shelf life and for the unused portion of service contracts. As a result, the Company will record a liability of up to $100 million during the first quarter of fiscal 2011, which will result in a one-time reduction of revenue and operating income on a pre-tax basis.

A copy of the April 20, 2010 press release is attached as Exhibit 99.1. The consent decree, attached hereto as Exhibit 99.2, was filed with the Court on April 19, 2010. The summary of the consent decree and Transition Plan set forth herein and in the press release does not purport to be complete or to contain all of the terms and conditions of the consent decree or Transition Plan and is qualified in its entirety by reference to the actual terms of those documents.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by STERIS Corporation on April 20, 2010.

99.2	Consent Decree of Permanent Injunction, as filed with the U.S. District Court for the Northern District of Ohio on April 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By	/S/ MARK D. MCGINLEY
Mark D. McGinley
Senior Vice President, General Counsel and Secretary

Date: April 20, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by STERIS Corporation on April 20, 2010.

99.2	Consent Decree of Permanent Injunction, as filed with the U.S. District Court for the Northern District of Ohio on April 19, 2010.

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